Exhibit 10.28

Summary of Director Compensation Policies

Retainers and Fees.  Non-employee directors serving on the board of directors of West Coast Bancorp (“Bancorp”) are paid annual retainers for board service and fees for committee participation.  The chairman of the board of directors and each committee chair recieve cash compensation of $26,000 per year.  Each other director receives annual cash compensation of $20,000.  All directors also receive $200 for each committee meeting that they attend, either as a member of a committee or at the request of a committee.  Directors who also serve on the board of directors of Bancorp’s subsidiary, West Coast Trust Company, Inc. (“West Coast Trust”), also receive $200 for each meeting of the board of directors of West Coast Trust.  The chairman of the West Coast Trust board receives an additional $1,000 per year.

Directors who are employees of Bancorp or the Bank receive no fees for their services as directors.

Equity Incentive Awards.  Directors are entitled to participate in Bancorp’s 2002 Stock Incentive Plan.  Recent practice has been to grant all directors a fully-vested option to purchase shares of Bancorp’s common stock on an annual basis.  In 2004, continuing directors were granted a fully vested option to purchase 2,350 shares with an exercise price equal to the market price on the date of grant.  The type of award, number of shares to be granted each year, and terms of each award are at the discretion of the Board of Directors.

Reimbursement and Fees for Attendance at Director Education Programs.  Directors are entitled to payment or reimbursement of all out of pocket costs of attendance at approved director education programs.  In addition, Bancorp will compensate directors for time spent at education programs at a rate of $200 per each day (or partial day) spent at an approved program.

Directors’ Deferred Compensation Plan.  Non-employee directors are also entitled to participate in Bancorp’s Directors’ Deferred Compensation Plan (“Directors’ DCP”).  Under the Directors’ DCP, directors may elect to defer payment of some or all of their directors’ fees.  Contributions are transferred to a so-called “rabbi trust” and may be invested in a number of investment funds or in Bancorp common stock.